INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of CNA Financial Corporation on Form S-8, filed on or about October 8, 1998, of our reports dated February 18, 1998, appearing in or incorporated by reference in the Annual Report on Form 10-K of CNA Financial Corporation and subsidiaries for the year ended December 31, 1997.


/S/DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Chicago, Illinois
October 8, 1998